Exhibit 10.1

Executive Officers – Performance Vesting

ResMed Inc.

Summary for Restricted Stock Unit

Award Agreement

(Executive Officers)

1.	Holder. [PARTICIPANT NAME]

2.	Grant Date. [GRANT DATE]

3.	Number of RSUs. [TOTAL NUMBER OF RSUs GRANTED]

4.

Vesting Schedule.  Subject to the terms of the Agreement, including the terms requiring the RSUs to be earned based on the satisfaction of a specified Performance Condition, 25% of the outstanding RSUs shall vest and become nonforfeitable on each November 11 following the Grant Date.

Executive Officers – Performance Vesting

RESMED INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (the “Agreement”) sets forth the terms and conditions of the restricted stock units (“Restricted Stock Units” or “RSUs”) granted by ResMed Inc., a Delaware corporation (the “Company”), under the ResMed Inc. 2009 Incentive Award Plan, as amended from time to time (the “Plan”), and pursuant to the Summary of Restricted Stock Unit Award Grant (the “Summary”) displayed at the Web site of the Company’s option plan administrator. The Summary specifies the person to whom the RSUs are granted (“Holder”), the grant date of the RSUs (the “Grant Date”), the vesting schedule of the RSUs (the “Vesting Schedule”), the aggregate number of RSUs granted to Holder, and other specific details of the grant. The Summary also indicates whether the Holder has accepted the grant of RSUs. The Summary is deemed part of this Agreement.

ARTICLE 1.

GENERAL

1.1        Defined Terms.  Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Summary. As used herein, the term “Restricted Stock Unit” and “RSU” shall mean a non-voting unit of measurement which represents the right to receive one share of Common Stock for each unit that vests (subject to adjustment as provided in Section 11.3 of the Plan) solely for purposes of the Plan and this Agreement. The RSUs shall be used solely as a device for the determination of the issuance of shares of Common Stock to eventually be made to Holder if and to the extent such RSUs vest pursuant to Section 2.2 hereof. The RSUs shall not be treated as property or as a trust fund of any kind.

1.2        Incorporation of Terms of Plan, Summary and Appendices I and II.  The RSUs are subject to the terms and conditions of the Plan, the Summary, and, to the extent applicable, Appendix I hereto (which sets forth additional legal requirements, terms and conditions as may be required by Holder’s country), and Appendix II (which sets forth certain performance conditions applicable to the RSUs), each of which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent applicable, in the event of any inconsistency between this Agreement and Appendices I and II, the terms of Appendices I and II shall control.

ARTICLE 2.

GRANT OF RESTRICTED STOCK UNITS

2.1        Grant of RSUs.  In consideration of Holder’s continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date, the Company grants to Holder an award of RSUs as set forth in the Summary, upon the terms and conditions set forth in the Summary, the Plan and this Agreement, and to the extent applicable, Appendix I hereto, and Appendix II hereto.

2.2        RSUs subject to a Performance Condition; Vesting Schedule.

(a)        Appendix II attached hereto sets forth a Performance Condition that must be satisfied in order for the RSUs to be earned. The Performance Condition is based on the

Company’s financial performance compared to certain pre-established criteria over certain specified periods, as set forth on Appendix II. The Compensation Committee shall certify the extent to which the Performance Condition has been satisfied and the RSUs have been earned, with such certification occurring no later than the first November 10 following the Grant Date. Any unvested RSUs for which the Performance Condition has not been satisfied shall be automatically forfeited, terminated and cancelled effective as of the date of such written certification of the Compensation Committee, without the payment of any consideration by the Company, and Holder, or Holder’s beneficiary or personal representative, as the case may be, shall have no further rights with respect to such RSUs under the Agreement.

(b)        Subject to Sections 2.2(c) and 2.4 hereof, the RSUs awarded pursuant to the Summary and earned in accordance with Appendix II will vest and become nonforfeitable with respect to the applicable portion thereof according to the Vesting Schedule set forth in the Summary, subject to Holder’s continued employment or services through the applicable vesting dates, as a condition to the vesting of the applicable installment of the RSUs and the rights and benefits under this Agreement. Unless otherwise determined by the Administrator, partial employment or service, even if substantial, during any vesting period will not entitle Holder to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a Termination of Service as provided in Section 2.2 hereof or under the Plan.

(c)        Notwithstanding Section 2.2(b) hereof, Appendix II and the Summary, and subject to Section 2.4 hereof, the RSUs, to the extent then outstanding and not previously forfeited, shall become fully vested and nonforfeitable in the event of a Change in Control as of the date of such Change in Control.

2.3        Consideration to the Company.  In consideration of the grant of RSUs by the Company, Holder agrees to render faithful and efficient services to the Company and its Subsidiaries. Nothing in the Plan or this Agreement, nor Holder’s participation in the Plan, shall confer upon Holder any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Holder. In the event that Holder is not an Employee, Director or Consultant of the Company, the grant will not be interpreted to form an employment or service contract with the Company or any of its Subsidiaries.

2.4        Forfeiture, Termination and Cancellation upon Termination of Service.  Notwithstanding any contrary provision of this Agreement, upon Holder’s Termination of Service for any or no reason, all then unvested RSUs subject to this Agreement (including, without limitation, RSUs that have been earned in accordance with Appendix II) will thereupon be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and Holder, or Holder’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder. For purposes of this Agreement, the employment relationship of Holder will be treated as continuing intact while he or she is on military or sick leave or other bona fide leave of absence if such leave does not exceed ninety days, so long as his or her right to re-employment is guaranteed either by statute or by contract, or in any other circumstance as may be required by law. Notwithstanding the foregoing, if the Holder dies while employed by, or serving as a director or consultant of, the Company or a

Subsidiary, as applicable, the unvested RSUs shall become fully vested and nonforfeitable as of the date of such Holder’s death.

2.5        Issuance of Shares upon Vesting.

(a)        Subject to Appendix II, as soon as administratively practicable following the vesting of any earned RSUs pursuant to Section 2.2 hereof, but in no event later than sixty (60) days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A of the Code), the Company shall deliver to Holder (or any transferee permitted under Section 3.2 hereof) a number of shares of Common Stock equal to the number of such RSUs that vested on the applicable vesting date, less to the extent applicable, the number of shares of Common Stock withheld in accordance with Section 2.5(b). The shares of Common Stock delivered hereby shall be represented either by one or more stock certificates or by book entry, as determined by the Company in its sole discretion. Notwithstanding the foregoing, in the event shares of Common Stock cannot be issued in the time frame specified above due to the effects of Section 2.6(a), (b) or (c) hereof, then the shares of Common Stock shall be issued as soon as administratively practicable after the Administrator determines that shares of Common Stock can again be issued in accordance with Sections 2.6(a), (b) and (c) hereof (but in no event later than the deadline required to comply with the “short-term deferral” exemption under Section 409A of the Code).

(b)        Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to require payment of any sums required by applicable law to be withheld or paid with respect to the grant or vesting of RSUs or the issuance of shares of Common Stock. For Holders subject to U.S. taxation (and all other Holders not subject to U.S. taxation, to the extent so required by the Company), the Company shall in satisfaction of the amount required to be withheld or paid withhold from the number of shares of Common Stock issuable upon vesting of the RSUs such number of shares of Common Stock having a Fair Market Value on the date of delivery equal to the minimum amount required to be so withheld or paid by applicable law. For all other Holders, such payment shall be made by deduction from other compensation payable to Holder or in such other form of consideration acceptable to the Company, in such manner to be determined in the sole discretion of the Company, including, to the extent so permitted by the Company:

(i)        Check;

(ii)        Surrender or withholding of vested shares of Common Stock (including, without limitation, shares of Common Stock otherwise issuable under the RSUs) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the minimum amount required to be withheld by applicable law; or

(iii)        Other property acceptable to the Administrator (including, without limitation, through the delivery of a notice that Holder has placed a market sell order with a broker with respect to shares of Common Stock then issuable under the RSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of its withholding obligations; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company, but in any event not later than the settlement of such sale); or

(iv)        Any combination of the foregoing.

The Company shall not be obligated to deliver any new certificate representing shares of Common Stock to Holder or Holder’s legal representative or enter such shares of Common Stock in book entry form unless and until Holder or Holder’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Holder and all required social insurance contributions resulting from the grant or vesting of the RSUs or the issuance of shares of Common Stock. The Company makes no representations or undertakings regarding the tax treatment of the RSUs. The liability for all applicable amounts to be withheld is the Holder’s responsibility.

(c)        The Company, in its discretion, may in the future approve terms, policies and procedures permitting the deferral of receipt of shares of Common Stock issuable pursuant to vested RSUs. To the extent the Company approves such terms, policies and procedures as applicable to the RSUs granted hereby, such terms, policies and procedures shall become a part of this Agreement upon acceptance by the Holder.

2.6        Conditions to Delivery of Common Stock; Legal Requirements.  The shares of Common Stock deliverable hereunder, or any portion thereof, may be either previously authorized but unissued shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company. Such shares of Common Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Common Stock deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:

(a)        The admission of such shares of Common Stock to listing on all stock exchanges on which such Common Stock is then listed;

(b)        The completion and maintenance of any registration or other qualification of such shares of Common Stock under any state, federal or foreign law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)        The obtaining of any approval or other clearance from any state, federal or foreign governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d)        The receipt by the Company of full payment for such shares of Common Stock, including payment of any applicable withholding tax or social insurance contributions, which may be in one or more of the forms of consideration permitted under Section 2.5 hereof; and

(e)        The lapse of such reasonable period of time following the vesting of any RSUs as the Administrator may from time to time establish for reasons of administrative convenience.

2.7        Rights as Stockholder. The Holder shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the RSUs and any shares of Common Stock underlying the RSUs and deliverable hereunder unless and until such shares of Common Stock shall have been issued by the Company and held of record by such Holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Common

Stock are issued, except as provided in Section 11.3 of the Plan. No Dividend Equivalent awards shall be awarded in respect of any unvested RSUs.

ARTICLE 3.

OTHER PROVISIONS

3.1        Administration.  The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Holder, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the RSUs.

3.2        Grant is Not Transferable.

(a)        Except as set forth in Section 3.2(b), during the lifetime of Holder, the RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Common Stock underlying the vested RSUs have been issued. Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of Holder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(b)        Notwithstanding the foregoing provisions of subsection 3.2(a), the Administrator, in its sole discretion, may permit the transfer of RSUs held by the Holder (i) pursuant to a DRO, or (ii) by gift or contribution to a Permitted Transferee. Any RSU that has been so transferred shall continue to be subject to all of the terms and conditions as applicable to the original Holder, and the transferee shall execute any and all such documents requested by the Administrator in connection with the transfer, including, without limitation, to evidence the transfer and to satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws.

3.3        Binding Agreement.  Subject to the limitation on the transferability of the RSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.4        Adjustments Upon Specified Events.  The Administrator may accelerate the vesting of the RSUs and the issuance of shares of Common Stock with respect to vested RSUs in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Common Stock contemplated by Section 11.3 of the Plan, the Administrator shall make any appropriate adjustments in the number of RSUs then outstanding and the number and kind of securities that may be issued in respect of the RSUs. Holder acknowledges that the RSUs are subject to amendment, modification and termination in certain events as provided in this Agreement and Section 11.3 of the Plan.

3.5        Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice (which may include electronic delivery by email) or when sent by certified or registered mail, postage prepaid, properly addressed to the party entitled to receive such notice at the address stated below:

If to Company:	ResMed Inc.
9001 Spectrum Center Blvd.
San Diego, CA 92123
USA
Attn: David Pendarvis, Corporate Secretary

If to Holder:	Address of Holder on file with ResMed Inc. or its Subsidiary

3.6        Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.7        Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.8        Conformity to Securities Laws.  Holder acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state and foreign securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.9        Amendments, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of Holder.

3.10      Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon Holder and his or her heirs, executors, administrators, successors and assigns.

3.11      Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if Holder is subject to Section 16 of the Exchange Act, the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.12      Entire Agreement.  The Plan, the Summary and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Holder with respect to the subject matter hereof.

3.13      Section 409A.  The RSUs are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Summary or this Agreement, if at any time the Administrator determines that the RSUs (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Holder or any other person for failure to do so) to adopt such amendments to the Plan, the Summary or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the RSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

3.14      Limitation on Holder’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Unless and until the RSUs will have vested in the manner set forth in Article 2 hereof, Holder will have no right to the issuance of shares of Common Stock with respect to the RSUs. Holder shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

3.15      Language.  In the event Holder has received this Agreement, including Appendix I hereto (if any), or any other document related to the Plan translated into a language other than English, the English version will control to the extent the translated version differs from the English version,.

3.16      Electronic Delivery.  The Company may, in its sole discretion, decide (a) to deliver by electronic means any documents related to the RSUs granted under the Plan, Holder’s participation in the Plan, or future awards that may be granted under the Plan or (b) to request by electronic means Holder’s consent to participate in the Plan. Holder hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or any third party designated by the Company.

3.17      Nature of Grant.  In accepting the RSUs, Holder acknowledges that:

(a)        the grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past;

(b)        all decisions with respect to future awards of RSUs, if any, will be at the sole discretion of the Company;

(c)        Holder’s participation in the Plan is at the discretion of the Company;

(d)        RSUs are extraordinary items that do not constitute regular compensation for services rendered to the Company or any Subsidiary, and that are outside the scope of Holder’s employment contract, if any;

(e)        RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy or end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary;

(f)        the future value of the underlying Common Stock is unknown and cannot be predicted with certainty;

(g)        in consideration of the award or forfeiture of RSUs, no claim or entitlement to compensation or damages shall arise from termination of the RSUs or any diminution in value of the RSUs or Common Stock received when the RSUs vest resulting from Termination of Service by the Company or any Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws), and Holder irrevocably releases the Company and its Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then by accepting this Agreement, Holder shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(h)        in the event of Holder’s involuntary Termination of Service (whether or not in breach of local labor laws), Holder’s right to receive RSUs and the vesting of the RSUs, if any, will terminate effective as of the date that Holder is no longer actively employed (subject to and in accordance with Section 2.4 hereof), and the Administrator shall have the exclusive discretion to determine when Holder is no longer actively employed and when there is a Termination of Service for purposes of the RSUs;

(i)        the Company is not providing any tax, legal or financial advice with respect to the RSUs, nor is the Company making any recommendations regarding Holder’s participation in the Plan, or Holder’s acquisition or sale of the underlying Common Stock; and

(j)        Holder is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Holder’s participation in the Plan before taking any action related to the Plan and the RSUs.

3.18      Data Privacy Waiver.

(a)        Holder hereby agrees that the Company and its Subsidiaries and affiliates are permitted to collect, store, hold, process, and transfer personal (and sensitive) information and data relating to the Holder as part of its personnel and other business records and may use such information in the course of its business. Such information and data may include, but is not limited to, personal data, employment information, and financial information. The Company and its Subsidiaries and affiliates may use such data for compensation and benefit planning, to administer the Plan and other benefits plans, and otherwise in the course of its business.

(b)        Holder hereby agrees that the Company and its affiliates may disclose or transfer such personal data or information to third parties, including parties situated outside the country in which Holder works or reside even if the recipient country has different data privacy laws than those in the country where Holder works or resides.

(c)        This Section 3.18 applies to information and data held, used or disclosed in any medium. Holder hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic form, of Holder’s personal data as described in this Agreement by and among, as applicable, Holder’s employer, the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing Holder’s participation in the Plan.

(d)        Holder understands that the Company and the employing Subsidiary may hold certain personal information about Holder, including but not limited to, Holder’s name, home address and telephone number, date of birth, date of hire, salary, nationality, job title, country of taxation, shares of Common Stock or directorships held in the Company, details of all RSUs or other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Holder’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”). Holder understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that the Personal Data recipients may be located in Holder’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Holder’s country. Holder understands that he or she may request a list with the names and addresses of any potential recipients of the Personal Data by contacting Holder’s local human resources representative. Holder authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing Holder’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom Holder may elect to deposit any common stock received upon vesting of the RSUs. Holder understands that Personal Data will be held only as long as is necessary to implement, administer and manage Holder’s participation in the Plan. Holder understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, without cost, by contacting in writing Holder’s local human resources representative. Holder understands that refusal or withdrawal of consent may affect Holder’s ability to realize benefits from the RSUs. For more information on the consequences of Holder’s refusal to consent or withdrawal of consent, Holder understands that he or she may contact his or her local human resources representative.

3.19      Participants Outside of the United States.  If Holder is a resident of a foreign jurisdiction and subject to the laws of such jurisdiction, then Holder hereby agrees to be subject to the additional requirements and disclosures set forth in Appendix I hereto with respect to Holder’s country, which are hereby incorporated into this Agreement, regardless of the law that might be applied under principles of conflicts of laws.

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IN WITNESS WHEREOF, the parties hereunto agree to the terms and conditions set forth in this Agreement and the Summary.

RESMED INC. /s/ Peter C. Farrell President and Chief Executive Officer	HOLDER [ELECTRONIC SIGNATURE] Acceptance designated electronically at the option plan administrator’s Web site)

APPENDIX I

If Holder is a resident of a foreign jurisdiction and subject to the laws of such jurisdiction, then Holder shall be subject to any additional requirements and disclosures set forth in this Appendix I with respect to Holder’s country. The vesting period for RSUs may differ for Holders residing in different foreign jurisdictions due to the requirements of the laws of such foreign jurisdictions. To the extent applicable, in the event of any inconsistency between this Appendix I and the Agreement, the terms of this Appendix I shall control.

Canada

Shares Underlying RSUs.  RSUs will be settled in shares of Common Stock from newly issued shares of the Company and not treasury shares.

Consent to Receive Information in English for Employees in Quebec.  The parties to the Agreement acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceeds entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigè la redaction en anglais de cette convention, ainsi que de tous documents executes, avis donnès et procedures juriciaries intentèes, directement ou indirectement, relativement à ou suite à la prèsente convention.

France

Nature of the Award.  The RSUs granted under this Agreement should qualify for favorable tax and social security treatment applicable to shares granted under Sections L. 225-197-1 to L.225-197-5 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws and the terms and conditions set forth herein (“French-Qualified RSUs”), but no undertaking is made to maintain such status. Holder shall not be entitled to any damages if the RSUs no longer qualify as French-Qualified RSUs.

Restrictions on Vesting and Sale of Shares of Common Stock.  In order to comply with the minimum mandatory holding period applicable to shares of Common Stock underlying French-Qualified RSUs under Section L. 225-197-1 of the French Commercial Code, as amended, the French-Qualified RSUs will not vest before the fourth anniversary of the Grant Date, except as provided below (such four-year period is referred to as the “Holding Period”). At the expiration of the Holding Period, the shares of Common Stock cannot be transferred (i) during the ten trading sessions preceding and following the date on which the consolidated accounts or annual accounts of the granting company are first released to the public, and (ii) during a period (x) starting from the date on which the Board of Directors of the Company or any committee thereof becomes aware of any information which, if published, could significantly affect the Company’s market price and (y) ending at the close of the tenth trading session following the publication of the information. In addition, the shares of Common Stock will not be sold or transferred during certain closed periods as provided for and defined by Section L. 225-197-1 of the French Commercial Code, as amended, so long as those closed periods are applicable to shares underlying French-Qualified RSUs, and during such other holding periods as may be required under French law in order to maintain the tax-qualified status of the French-Qualified RSUs.

Transfer upon Death.  The Company shall issue the shares of Common Stock underlying the vested French-Qualified RSUs, if any, to Holder’s heirs, at their request, if such request occurs within six (6) months following the death of Holder and pursuant to the conditions provided for in the Agreement. If Holder’s heirs do not request the issuance of the shares of Common Stock underlying the vested French-Qualified RSUs within six (6) months following Holder’s death, the vested French-Qualified RSUs will be forfeited. Subject to Section 2.4 of the Agreement, any unvested French-Qualified RSUs will be forfeited upon Holder’s death. Holder’s heirs shall not be subject to the restriction on the sale of the shares of Common Stock.

Sub-Plan.  The French-Qualified RSUs shall be subject to the terms and conditions of any French sub-plan that the Company may adopt from time to time in order to maintain the tax-qualified status of such RSUs, the terms and conditions of which shall be incorporated by reference into the Agreement and this Appendix I and made a part hereof.

United Kingdom

The Holder agrees to indemnify and keep indemnified the Company and the Employer from and against any liability for or obligation to pay, and Holder shall be solely responsible for, any income tax, employee’s National Insurance Contributions and Employer’s National Insurance Contributions (or any other similar tax liabilities arising in any other jurisdiction) (collectively “Tax Liability”) that is attributable to:-

1.	the grant of the RSUs, or any other benefit derived by the Holder from the RSUs;

2.	the acquisition by the Holder of the shares of Common Stock on vesting of the RSUs or thereafter; or

3.	the disposal of any shares of Common Stock that were the subject of the RSUs.

At the discretion of the Company, the RSUs will not vest until the Holder has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise. The Company shall not be required to issue, allot or transfer shares of Common Stock upon vesting of the RSUs until the Holder has satisfied this obligation to pay the Tax Liability. Where any Tax Liability is likely to arise, the Company may, in its discretion, recover from the Holder an amount sufficient to meet the Tax Liability by any of the following arrangements:

1.	deduction from salary or other payments due to the Holder; or

2.	withholding the issue, allotment or transfer to the Holder of that number of shares of Common Stock (otherwise to be acquired by the Holder on vesting of the RSUs) whose aggregate Fair Market Value on the date of vesting equals the minimum amount required to be so withheld or paid as a Tax Liability by applicable law; or

3.	such other forms of compensation that are acceptable to the Company.

Norway

Additional Tax Withholding Requirement.  In addition to Section 2.5(b) of the Agreement, as a condition to the Company issuing the shares of Common Stock upon vesting of the RSUs, Holder must pay or provide for all applicable income tax and social insurance withholding and payment

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obligations of the Company or its affiliate, including tax and social insurance, obligations of both employer and Holder, if any.

Sweden

Additional Tax Withholding Requirement.  In addition to Section 2.5(b) of the Agreement, as a condition to the Company issuing the shares of Common Stock upon vesting of the RSUs, Holder must pay or provide for all applicable income tax and social insurance withholding and payment obligations of the Company or its affiliate, including tax and social insurance obligations of both employer and Holder, at the Company’s discretion.

Finland

Additional Tax Withholding Requirement.  In addition to Section 2.5(b) of the Agreement, as a condition to the Company issuing the shares of Common Stock upon vesting of the RSUs, Holder must pay or provide for all applicable income tax and social insurance withholding and payment obligations of the Company or its affiliate, including tax and social insurance obligations of both employer and Holder, if any.

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APPENDIX II

This Appendix II sets forth the performance goals (the “Performance Goals”) for the RSUs and shall determine the extent to which the Performance Goals are achieved and the extent to which the RSUs will be earned. The RSUs shall be subject to the Performance Condition and shall be earned to the extent the Performance Condition is satisfied, and shall forfeited to the extent the Performance Condition is not satisfied, as determined below.

Performance Goals

The Performance Goals shall be based on: (i) the Company’s net profit after tax as a percentage of revenue (proforma) for the third fiscal quarter (“3d Quarter”) of the Company’s fiscal year ending June 30, 2012, (ii) the Company’s net profit after tax as a percentage of revenue (proforma) for the Company’s fourth fiscal quarter (4th Quarter”) of the Company’s fiscal year ending June 30, 2012, and (iii) the cumulative net profit after tax as a percentage of cumulative revenue (proforma) for the 3d Quarter and the 4th Quarter.

3d Quarter Performance Goal.  The 3d Quarter Performance Goal is 50% of the budgeted profit target for the 3rd quarter of the fiscal year ending June 30, 2012, determined based on net profit after tax, calculated proforma in accordance with the Company’s executive bonus plan, and specifically without giving effect to non-recurring events.

4th Quarter Performance Goal.  The 4th Quarter Performance Goal is 50% of the budgeted profit target for the 4th quarter of the fiscal year ending June 30, 2012, determined based on net profit after tax, calculated proforma in accordance with the Company’s executive bonus plan, and specifically without giving effect to non-recurring events.

Cumulative Performance Goal.  The Cumulative Performance is 50% of the budgeted profit target for the combined period of the 3rd and 4th quarter for the fiscal year ending June 30, 2012, determined based on net profit after tax, calculated proforma in accordance with the Company’s executive bonus plan, and specifically without giving effect to non-recurring events.

Performance Condition

The performance condition (the “Performance Condition”) shall be satisfied with respect to all or a portion of the RSUs, as determined below.

3d Quarter Performance Goal.  If the 3d Quarter Performance Goal is achieved, the Performance Condition shall be satisfied with respect to 50% of the RSUs.

4th Quarter Performance Goal.  If the 4th Quarter Performance Goal is achieved, the Performance Condition shall be satisfied with respect to 50% of the RSUs (which shall be in addition to any RSUs for which the Performance Condition has been satisfied upon the achievement of the 3d Quarter Performance Goal).

Cumulative Performance Goal.  If the Cumulative Performance Goal is achieved, the Performance Condition shall be satisfied with respect to 100% of the RSUs.

In no event shall the Performance Condition be treated as satisfied for more than 100% of the RSUs.

Compensation Certification

The Compensation Committee shall certify in writing whether the Performance Goals have been achieved, and the RSUs for which the Performance Condition has been satisfied, not later than November 10 following the Grant Date. Except in the event of the vesting of the RSUs upon a Change in Control as provided in Section 2.2(c) of the Agreement, no shares of Common Stock shall be delivered in respect of the RSUs prior to such written certification by the Compensation Committee.

Forfeiture of RSUs

Any unvested RSUs for which the Performance Condition has not been satisfied shall be automatically forfeited, terminated and cancelled effective as of the date of the written certification of the Compensation Committee without the payment of any consideration by the Company, and Holder, or Holder’s beneficiary or personal representative, as the case may be, shall have no further rights with respect to such RSUs under the Agreement.

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